EXECUTION COPY

Dated 2 JULY 2010

Henri Services Limited

- and -

Alfa Finance Holdings S.A.

Agreement

- relating to -

the Sale and Purchase of Shares in
Alfa Telecom Turkey Limited

MOSKMI/W2144.00159

Hogan Lovells (CIS) 5TH floor, Usadba Centre 22 Voznesensky Pereulok Moscow 125009, Russia

                                                                                             Contents

Clause	Page No
1.       Interpretation
2.       Sale and purchase of Shares
3.       Consideration
4.       Completion and payment
5.       Warranties
6.       indemnities
7.       Further assurance
8.       Costs
9.       Entire agreement and variation
10.     Notices
11.     Confidentiality
12.     Announcements
13.     Invalidity
14.     Counterparts
15.     Third party rights
16.     Governing law and arbitration
17.     Assignment
Schedule 1 Form of the Deed of Termination
Schedule 2 Form of the Resignation letter

3 5 5 5 7 8 9 9 9 10 11 12 12 13 13 13 15 17 18

This Agreement is made the 2 day of July 2010

Between:

(1)
Henri Services Limited, a company registered in the British Virgin Islands under number 631612 whose registered address is at Trident Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the "Seller"); and

(2)
Alfa Finance Holdings S.A., a company incorporated under the laws of British Virgin Islands with company number 1567809 whose registered office is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the "Purchaser").

Whereas:

(A)
Alfa Telecom Turkey Limited is a company incorporated in the British Virgin Islands under number 1000502 whose registered office is at Geneva Place, PO Box 3469, Road Town, Tortola, British Virgin Islands VG1110 (the "Company").

(B)
The Seller is the owner of 30.0% of the shares in the Company (being 1,500 ordinary shares represented by share certificate # 6 (hereafter this 30.0% holding represented by share certificate # 6 is referred to as the "Shares").

It is Agreed:

1.	Interpretation

1.1	In this Agreement (including its Recitals) the following words and expressions have the meanings respectively set opposite them:

"Arbitration Panel" means the arbitration panel appointed in the arbitration brought by Telenor against Storm arising out of the Telenor Dispute;

"Business Day" means a day (except a Saturday or Sunday) on which banks are generally open for business in London, England, Geneva, Switzerland, Luxembourg and Tortola, British Virgin Islands;

"Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

"Completion Date" means the date on which the last of the Conditions is fulfilled or waived in accordance with this Agreement;

"Conditions" has the meaning given in clause 2;

"Deed of Termination" means an agreement to be entered at Completion between the Seller, the Purchaser, Nadash International Holdings Inc. and the Company to terminate certain of the rights and obligations of the parties to the Shareholders Agreement, the Agreement relating to the Sale and Purchase of the shares in the capital of the Company entered on 17 March 2009 between the Purchaser and Nadash International Holdings Inc., the Agreement relating to the Sale and Purchase of the Shares entered on 17 March 2009 between the Purchaser and the Seller, under these agreements (in the form attached as Schedule 1 hereto);

"Encumbrance" means a claim, condition, charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, howsoever arising (including by a court order), whether granted for the purpose of security or not, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and "Encumbrances" means all those kinds of right or interest or restriction;

"First SPA" means a share purchase agreement between the Purchaser and Nadash International Holdings Inc. entered into on or about the date hereof;

"Group" references mean, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;

"Kyivstar" means CJSC Kyivstar GSM, a closed Joint Stock Company incorporated in Ukraine under number 21673832 whose registered address is 51 Chervonozoryany Prospect, Kiyv, 03110, Ukraine;

"Kyivstar Shareholders Agreement" means the shareholders agreement relating to Kyivstar among Telenor, Storm and Kyivstar dated 30 January 2004;

"Parties" means the parties to this Agreement and "Party" means either of them;

"Purchase Price" means US$ 48 300 000 (forty eight million three hundred thousand United States dollars);

"Registered Agent" means Trident Trust Company (B.V.I.) Limited, the registered agent of the Company in the British Virgin Islands;

"Shareholders Agreement" means the shareholders agreement in relation to the Company entered into by the Seller, the Purchaser, Nadash International Holdings Inc. and the Company on 17 March 2009;

"Storm" means Storm LLC, a company registered in the Ukraine under number 23163325 whose registered address is 1 UI. Narodnogo Opolcheniya, Kiyv, 03110, Ukraine;

"Tax" means:

(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature; and

(b)	all related fines, penalties, charges and interest,

imposed by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person;

"Tax Authority" means a taxing or other governmental (local or central), state or municipal authority competent to impose a liability for or to collect Tax;

"Telenor" means Telenor Mobile Communications A.S., a company registered in Norway whose registered address is Snaroyveien, Fornebu, 30 N-1331, Norway;

"Telenor Dispute" means the dispute between Storm and Telenor in relation to the validity and implementation of the Kyivstar Shareholders Agreement;

"Transaction" means a transaction that relates to or is entered into pursuant to or in connection with this Agreement or any other Transaction Documents;

"Transaction Document" means:

(a)	this Agreement; and
(b)	the Deed of Termination,

and "Transaction Documents" means all such agreements and documents.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)
references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)	the expressions "subsidiary undertaking" and "parent undertaking" have the meanings set out in the Companies Act 2006; and

(e)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	The Recitals to this Agreement form part of it.

2.	Sale and purchase of Shares

On and subject to the terms of this Agreement and satisfaction of the Conditions, the Seller must sell with full title guarantee and the Purchaser must purchase the Shares on and with effect from the Completion Date, in each case free from all Encumbrances.

3.	Consideration

3.1	The Parties agree that the consideration for the transfer of the Shares is the Purchase Price.

3.2	The Purchase Price shall be payable by the Purchaser in accordance with clause 5.

4.	Completion and payment

4.1	Completion must take place immediately following the signature of this Agreement and on Completion:

(a)	the Seller must (but subject to the Purchaser’s compliance with clause 4.1(a)):

(i)	cause to be delivered to the Purchaser copies of its corporate approvals to approve both entering into the Transaction and the Transaction Documents;

(ii)	cause to be delivered to the Purchaser an instrument of transfer in respect of the Shares (together with the share certificate) duly completed in favour of the Purchaser;

(iii)
take all legally permitted actions that may be required to procure (and the Purchaser shall use all reasonable endeavours to assist with this) that Marina Groenberg is removed from the board of directors of the Company at no cost and that her resignation letter (in the form set out in Schedule 2) is delivered to the Company and/or the Purchaser;

(iv)
procure (and the Purchaser shall use all reasonable endeavours to assist with this) that a meeting of the board of directors of the Company is held to pass board resolutions in the agreed form dealing with all those matters required to be approved by the Company at Completion including the following:

(1)	the Registered Agent is instructed to provide a certified copy of the updated register of members to the Purchaser and the Seller and such other persons as the Purchaser or the Seller may nominate;

(2)	any director of the Company is authorised to execute a share certificate in the name of the Purchaser;

(3)	the execution of the Deed of Termination by the Company is approved and any director of the Company is authorised to execute the Deed of Termination for and on behalf of the Company;

(4)
at no cost for the Company or the Purchaser, Marina Groenberg is removed from the office of director of the Company and the written instruments of this are served to the Company, and a nominee of the Purchaser is appointed to the office of director of the Company to substitute Marina Groenberg; and

(5)
the Registered Agent is authorised and instructed to update the Company's registers of directors and officers (as appropriate) to reflect changes in the directors of the Company, their alternates and other changes as may be required by the Purchaser in writing and deliver copies of the same to the Seller and to the Purchaser and consents from so appointed directors to act and a resignation letter from Marina Groenberg resigning from the office of director of the Company shall be produced in the in the form of Schedule 2 and delivered to the Company and the Purchaser, unless in any case waived by the Purchaser;

(b)
the Purchaser must, following compliance by the Seller with the provisions of clause 4.1(a) above, cause to be delivered to the Seller copies of its corporate approvals to approve both entering into the Transaction and the Transaction Documents (unless waived by the Seller);

(c)	the Purchaser shall procure that the Deed of Termination is executed on the Completion Date by the parties thereto;

(d)
within twenty Business Days after the Completion Date, the Purchaser must pay the Purchase Price (in one or several equal or unequal instalments on the election of the Purchaser) into the account of the Seller, details of which must have been notified to the Purchaser prior to Completion, by electronic transfer of funds for same day value.

5.	Warranties

5.1	The Seller represents and warrants that (if the representations and warranties given by the Purchaser in clause 5.2 and in particular the warranty given in clause 5.2(e) are correct):

(a)	it has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)	it has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under, this Agreement;

(c)
each of the Transaction Documents (and all documents referenced therein) will, when executed by all parties thereto, constitute valid, legal and binding obligations of the Seller, enforceable in accordance with their respective terms;

(d)
the execution, delivery and performance of the Transaction Documents or any document referred to herein or therein will not contravene or result in a violation of any constitutional documents of the Seller or any applicable law, ordinance, principle of common law, regulation, statute, treaty, order, decree or decision binding on or affecting the Seller or the Shares;

(e)
no person has the right (whether exercisable now or in the future and whether contingent or not) under any option, agreement or other arrangement (including conversion rights and rights of pre-emption) to acquire or request to sell the Shares or any part of them;

(f)
all third-party approvals, consents, authorisations and notifications (including any governmental approvals, consents, authorisations and notifications) necessary for the Seller to enter into this Agreement and/or for the Transaction have been obtained, filed and given;

(g)
the Seller is the sole legal and beneficial owner of the Shares and has the right to transfer the full legal and beneficial interest in the Shares respectively to the Purchaser without the consent of a third person;

(h)	the Shares are not affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of any Encumbrance affecting any of the Shares; and

(i)
the Seller does not have any arrangements, including, but not limited to any agreements, deeds, undertakings, resolutions, minutes, consents, which in any way, directly or indirectly oblige or may oblige the Purchaser to incur direct or indirect expenses and/or losses of any nature and/or any other financial liabilities, other than provided for in this Agreement, in connection with the Company’s activities and/or obligations.

5.2	The Purchaser represents and warrants that:

(a)	it has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)	it has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under, this Agreement;

(c)
each of the Transaction Documents (and all documents referenced therein) will, when executed by all parties thereto, constitute valid, legal and binding obligations of the Purchaser, enforceable in accordance with their respective terms;

(d)
the execution, delivery and performance of the Transaction Documents or any document referred to herein or therein will not contravene or result in a violation of any constitutional documents of the Purchaser or any applicable law, ordinance, principle of common law, regulation, statute, treaty, order, decree or decision binding on or affecting the Purchaser or the Shares;

(e)
in particular but without limitation the execution, delivery and performance of the Transaction Documents or any document referred to herein or therein will not contravene or result in a violation of the decision of the United States District Court for the Southern District of New York given on 19 November 2008 (the “Decision”), requiring the Purchaser to reduce its interest in Turkcell Iletisim Hizmetleri A.S or any other order, decree or decision given in respect of the Telenor Dispute;

(f)
all third-party approvals, consents, authorisations and notifications (including any governmental approvals, consents, authorisations and notifications) necessary for the Purchaser to enter into this Agreement and/or for the Transaction have been obtained, filed and given.

6.	indemnities

6.1
Each of the Parties undertakes to defend, indemnify and hold harmless the other, the other’s Group and their respective shareholders, directors, officers, employees and agents and to keep each of them defended, indemnified and held harmless, from and against any and all losses, liabilities, actions and claims (whether or not involving a third party claim) including charges, costs, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses, which any of them may suffer or incur, directly or indirectly, arising out of, in connection with or relating to any breach of any representation or warranty given by such Party in clause 5.

6.2
The Purchaser undertakes to defend, indemnify and hold harmless the Seller, the Seller’s Group and their respective shareholders, directors, officers, employees and agents and to keep each of them defended, indemnified and held harmless, from and against any and all losses, liabilities, actions and claims (whether or not involving a third party claim) including charges, costs, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses, which any of them may suffer or incur, directly or indirectly, arising out of, in connection with or relating to (i) the Telenor Dispute, (ii) any other claim, dispute or litigation (including, without limiting the generality of the foregoing, by any of them being involved as a party, a witness or otherwise) arising out of, in connection with or relating to the Kyivstar Shareholders Agreement or otherwise between the shareholders of Kyivstar and/or any member of their respective Groups, (iii) this Agreement or any of the Transaction Documents (or any of the transactions or matters effected by this Agreement or by any Transaction Document) being rescinded, terminated or unwound for any reason other than the Seller’s breach thereof, whether or not, in each case (i), (ii) and/or (iii), (A) relating to the Telenor Dispute or the Decision and (B) such claim, dispute or litigation is in existence or is within the contemplation of the Parties or the parties to the Kyivstar Shareholders Agreement, in each case, as of the date hereof.

6.3
The Parties obligations under clause 6.1 are continuing obligations and are not satisfied, discharged or affected by a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings related to, the relevant Party.

6.4
The Parties’ liabilities under clause 6.1 are not affected by any arrangement which either of them may make with the other which might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

6.5
Each Party may at any time as it thinks fit, without reference to the other Party and without prejudice to the other Party’s obligations referred to in clause 6.1 grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the other Party referred to in clause 6.1.

6.6
Each Party waives any right it may have of first requiring the other Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the other Party under this clause 6.  This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

6.7
Each payment to be made by either Party under this Agreement shall be made free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, the paying Party will pay that additional amount which is necessary to ensure that the payee receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

6.8
Each Party warrants that the obligations set out in this clause 6 are its legally binding obligations, enforceable in accordance with their terms, and that all necessary governmental and other consents and authorisations for the giving and implementation of this clause 6 have been obtained.

7.	Further assurance

Each Party must execute and deliver all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require in order to give full effect to the provisions of this Agreement.

8.	Costs

Each Party must pay its own costs and expenses in relation to the negotiation, preparation and implementation of any Transaction Document (and the documents referred to herein and therein), including the fees and disbursements of their respective legal, accountancy and other advisers.

9.	Entire agreement and variation

9.1
The Transaction Documents (together with any documents referred to in them) contain the entire agreement and understanding of the Parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of the Transaction.

9.2
Each Party agrees and acknowledges that it has not relied on, or been induced to enter into a Transaction Document by, a warranty, statement, representation or undertaking which is not expressly included in a Transaction Document.

9.3
Neither Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other Party in connection with, or relating to, the Transaction, unless it is expressly included in a Transaction Document.

9.4	Nothing in this clause 9 limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.

9.5	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms is effective unless made in writing and signed by or on behalf of each Party.

10.	Notices

10.1	Method of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement must be:

(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)
delivered by hand or sent by recorded delivery post or by fax to the relevant Party to the contact, address and fax number set out in clause 11.2 (or if otherwise notified by the relevant person under clause 11.6 to such other contact, address or fax number as has been so notified).

10.2	Addresses

The contact, address and fax number for each Party is (unless otherwise notified under clause 11.6):

(a)	in the case of the Seller, as follows:

Address:	Alastair Tulloch
Tulloch & Co. Solicitors
4 Hill Street
London, W1J 5NE
Fax:	+44 20 73 18 11 50

With copy to:

Address:	Ovchinnikovskaya nab. 20, build.1
Moscow 115035 Russia
Fax:	+7 495 981 47 08
Attention:	Ms. Marina Groenberg; and

(b)	in the case of the Purchaser, as follows:

Address:	Trident Chambers, P.O. Box 146,
Road Town, Tortola, British Virgin Islands
Fax:	+352 26 47 06 28
Attention:	Mr. Pavel Nazarian.

10.3	Time that notice or communication is deemed given

Unless there is evidence that it was received earlier, a notice or other communication that complies with clause 10.1 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in clause 10.4;

(b)	if sent by recorded delivery post, at 9.00am on the third Business Day after the day of posting; and

(c)	if sent by fax, at the time of its transmission, except as provided in clause 10.4

10.4	Effect of delivery by hand or fax other than between 9.00am and 6.00pm on a Business Day

(a)
If deemed delivery under clause 10.3 of a notice or other communication delivered by hand or sent by fax occurs before 9.00am on a Business Day, the notice or other communication is deemed delivered at 9.00am on that day.

(b)
If deemed delivery under clause 10.3 of a notice or other communication delivered by hand or sent by fax occurs after 6.00pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00am on the next Business Day.

10.5	Relevant time of day

In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

10.6	Notification of change in notice details

A Party may notify the other Party of a change to any of the details for it referred to in clause 10.2  The notice must comply with the terms of clause 10.1 and must state the date on which the change is to occur.  That date must be on or after the fifth Business Day after the date on which the notice is delivered.

11.	Confidentiality

11.1	Both Parties' confidentiality obligations

Following Completion no Party may disclose information relating to the negotiation, existence or provisions of a Transaction Document unless:

(a)	it has first obtained the other Party's permission; or

(b)	it is permitted to do so under clauses 11.2 or 12.2.

11.2	Permitted disclosures

Clause 11.1 does not apply to a disclosure of information where:

(a)
the disclosure is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body, including where the Purchaser or Storm discloses information to Telenor, the Arbitration Panel or any court in any proceeding relating to the Telenor Dispute, for any purpose;

(b)	the disclosure is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person's Group are listed or traded;

(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing person's Group for the purpose of ensuring compliance with the terms of a Transaction Document;

(d)
the disclosure is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing person's Group; or

(e)
the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of clause 11 as if it were a party to this Agreement.

11.3	Consultation required before a permitted disclosure

The Seller or Purchaser may only make a disclosure in the circumstances contemplated by clause 12.2(a) or 12.2(b) if, before making the disclosure, it has consulted with the other Party and taken into account the other Party's requirements as to the timing, content and manner of making the disclosure to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

12.	Announcements

12.1	Permission of other Party generally required

Following Completion, no Party must:

(a)	make or send; or

(b)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other Party's permission (that permission not to be unreasonably withheld or delayed).

12.2	Circumstances in which permission of other Party is not required

Clause 12.1 does not apply to an announcement or circular which is required by:

(a)	applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(b)	a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person's Group are listed or traded.

12.3	Consultation where permission of other Party is not required

A Party that is required to make or send an announcement or circular in the circumstances contemplated by clause 12.2 must, before making or sending the announcement or circular, consult with the other Party and take into account the other Party's requirements as to the timing, content and manner of making the announcement or sending the circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

13.	Invalidity

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered must be an original, but all of which when taken together will constitute a single instrument.

15.	Third party rights

No person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.	Governing law and arbitration

16.1	Governing law

This Agreement is governed by and must be interpreted in accordance with English law.

16.2	Arbitration

(a)
Any dispute or difference (a "Dispute") arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, must be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.  The number of arbitrators shall be three.  The seat of the arbitration shall be London.  The language of the arbitration shall be English.

(b)
The claimant shall nominate one arbitrator and the respondent shall nominate one arbitrator in accordance with and within the time limits specified in the LCIA Rules.  The chairman shall be nominated by the two appointed arbitrators within 15 days of the appointment of the second arbitrator by the LCIA Court, failing which the chairman shall be appointed by the LCIA Court.

(c)
Where a Dispute arises out of or in connection with this Agreement and/or any other dispute arises out of or in connection with any of the Transaction Documents and/or the First SPA, which disputes in the reasonable opinion of the first arbitral tribunal to be appointed in respect of any of the disputes (the "First Panel"), are so closely connected that it is fair and expedient for them to be resolved in the same proceedings, the First Panel may, upon application by any Party, order that the proceedings to resolve one dispute will be consolidated with those to resolve any other dispute (whether or not proceedings to resolve such other dispute have yet been instituted).  If the First Panel so orders, the Parties to each dispute which is a subject of their order will be treated as having consented to that dispute being finally decided:

(i)	by the First Panel, unless the LCIA Court decides that this panel would not be suitable; and

(ii)
in accordance with the procedure specified in the Transaction Document (this Agreement and/or the First SPA) pursuant to which the First Panel was appointed, unless otherwise agreed by all Parties to the consolidated proceedings or ordered by the First Panel, and each Party hereby waives any right to object to the constitution of the First Panel upon such consolidation on the grounds that it was not entitled to nominate an arbitrator.

(d)
Nothing in this Agreement will prevent a Party from applying to any court of competent jurisdiction for interim relief and/or conservatory measures (an "Interim Relief Application") and any such Interim Relief Application will not be deemed to be incompatible with, or a waiver of, the arbitration agreement.  For the purposes of any Interim Relief Application, each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of England and the British Virgin Islands, without prejudice to the ability to make an Interim Relief Application before any court of competent jurisdiction.

16.3	Service of process

A document which starts, or is otherwise required to be served in connection with, any Dispute (a "Process Document") may be served in the same way as notices in accordance with clause 10.  This clause 16.3 does not prevent a Process Document being served in any other manner permitted by law.

16.4	Appointment of agents for service

(a)	The Parties must at all times maintain an agent for service of process in England and Wales.

(b)	The Purchaser appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.

(c)	The Seller appoints Tulloch & Co, 4 Hill Street, London W1J 5NE as its agent to accept service of any Process Document in England.

(d)	Any Process Document will be sufficiently served on a Party if delivered to the agent at its address for the time being.

(e)
The Parties must not revoke the authority of its agent.  If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the relevant Party must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(f)	The Seller must notify the Purchaser within 14 days of any change in the identity or address of its agent for service of process.

(g)	This clause 17.4 does not prevent a Process Document being served in any other manner permitted by law.

16.5	Appointment of Purchaser's agent for service

(a)	The Purchaser must at all times maintain an agent for service of process in England and Wales.

(b)	The Purchaser appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on the Purchaser if delivered to the agent at its address for the time being.

(d)
The Purchaser must not revoke the authority of the agent.  If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Purchaser must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	The Purchaser must notify the Seller within 14 days of any change in the identity or address of its agent for service of process.

(f)	This clause 17.5 does not prevent a Process Document being served in any other manner permitted by law.

17.	Assignment

17.1	No Party may assign, transfer or otherwise dispose of in whole or in part its rights under this Agreement.

In witness whereof this Agreement has been entered into the day and year first above written.

Signed by	)
for and on behalf of	)
Henri Services Limited	)
in the presence of	) ____________________________

Witness signature: _______________________

Witness name:

Witness address:

Signed by	)
for and on behalf of	)
Alfa Finance Holdings S.A.	)
in the presence of	) ____________________________

Witness signature:________________________

Witness name:

Witness address:

Schedule 1
Form of the Deed of Termination

Schedule 2
Form of the Resignation letter

To:	Alfa Telecom Turkey Limited (the "Company")
Geneva Place, PO Box 3469, Road Town,
Tortola, British Virgin Islands VG1110

From:	Marina Groenberg
20/1 Ovchinnikovskaya nab.,
Moscow, 115035, Russia

Date:           2 July 2010

Dear Sirs

I resign from the office of director of the Company with immediate effect.

I confirm that I have no claim whatsoever against the Company or any of its officers or employees in respect of the termination of my office or for any other reason, and, to the extent that any such claim exists or may exist, I irrevocably and unconditionally waive such claim and release the Company, its officers and employees from any liability in respect of it.  This letter also terminates the appointment of any alternates that I have appointed.

I confirm that I have returned to the Company all property belonging to the Company or to any company which is a subsidiary of the Company.

This letter is executed as a deed and delivered on the date appearing at the beginning of it.

Signed as a deed by                            )
Marina Groenberg in the presence of  )

Witness' signature:

Witness name

Witness' address: